UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 7, 2008

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 765,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

On May 7, 2008, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended March 31, 2008, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.14 per diluted share in the first quarter of 2008 compared to $0.19 per diluted share in the first quarter of 2007. Lower earnings were largely a result of higher operation and maintenance expenses at OG&E in the first quarter of 2008 as compared to the first quarter of 2007. Offsetting these decreases in earnings were higher gross margin on revenues, volumes and commodity price spreads at Enogex in the first quarter of 2008 as compared to the first quarter of 2007. Also, the Company reaffirmed its 2008 earnings guidance of between $2.40 to $2.60 per diluted share but revised the guidance for the Company’s individual business segments. For further information, see the press release attached as Exhibit 99.01.

OG&E posted a net loss of $0.12 per diluted share in the first quarter of 2008 as compared to earnings of $0.02 per diluted share in the first quarter of 2007. Enogex posted earnings of $0.24 per diluted share in the first quarter of 2008 as compared to $0.17 per diluted share in the first quarter of 2007. The holding company, including results from its marketing business, posted earnings of $0.02 per diluted share in the first quarter of 2008 as compared to break-even results in the first quarter of 2007.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated May 7, 2008, announcing OGE
Energy Corp. announces 1st quarter results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

May 7, 2008

Exhibit 99.01

OGE Energy Corp. announces 1st quarter results

Company increases Enogex 2008 earnings guidance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today reported earnings of $0.14 per diluted share for the three months ended March 31, 2008, compared with $0.19 per share for the first quarter of 2007.

Enogex, an unregulated natural gas pipeline business, recorded earnings of $0.24 per share, compared with $0.17 per share in the year-ago quarter. OG&E, a regulated electric utility, posted a loss of $0.12 per share, compared with earnings of $0.02 per share in the comparable period last year. The holding company, including results from its marketing business, posted earnings of $0.02 per share in the first quarter, compared with break-even results in the first quarter of 2007.

“We are pleased with our progress to position OGE for growth, as strong business fundamentals continue in both businesses,” said Pete Delaney, chairman, president and CEO of OGE Energy. “Enogex continues to take advantage of the positive midstream environment, as evidenced by the 95 percent increase in spending on capital projects this year compared to 2007 to support our customers’ natural gas production. Sales growth at OG&E remains in line with historical levels as the economy in our service area continues to outperform the national economy.”

Discussion of First Quarter 2008

OGE Energy reported consolidated operating revenues of $995 million in the first quarter of 2008, compared with $882 million a year earlier. The first-quarter gross margin on revenues was $246 million, compared with $215 million in the year-earlier quarter. Operating income was $48 million in the first quarter, compared with $46 million in the year-earlier quarter. Net income was $13 million in the first quarter, compared to $17 million a year ago.

OG&E reported gross margin on revenues of $146 million in the first quarter, compared with $141 million in the comparable quarter last year. The increase was due primarily to customer growth and higher rates.

OG&E reported a $20 million increase in operation and maintenance (O&M) expenses, $94 million in the first quarter of 2008 compared with $74 million a year earlier, due to various factors. These factors included a one-time, pre-tax charge of $9.5 million in the 2008 first quarter to correct the method of applying employee-related and overhead costs to capital projects. In March 2008, OG&E determined that its method of applying O&M costs to capital projects had unintentionally resulted in the over-capitalization of some of those costs in prior years. Other factors affecting O&M expenses were an overhaul of a generating unit in one of OG&E’s power plants that was completed in the first quarter of 2008 and significant capital expenditures in response to a January 2007 ice storm, which had the effect of reducing O&M spending in the first quarter of 2007.

Largely as a result of these increases in O&M expenses, OG&E recorded a first-quarter 2008 net loss of $11.3 million, compared with net income of $1.9 million a year ago.

Enogex reported gross margin on revenues of $95 million in the first quarter, compared with $74 million in the comparable quarter last year. The increase was primarily due to higher margins, volumes and commodity price spreads in the gathering and processing business. Net income was $23 million in the first quarter, compared with $16 million in the same period last year.

2008 Outlook

OGE Energy has reaffirmed its 2008 consolidated earnings guidance at $2.40 - $2.60 per diluted share. Though the consolidated earnings guidance has not changed, the guidance for individual business segments has been revised to reflect an increase in projected earnings at Enogex, due primarily to more favorable commodity price assumptions, and a decrease in projected earnings at OG&E, due primarily to the increased O&M expenses discussed above. The guidance assumes approximately 93.1 million average diluted shares outstanding, normal weather and excludes any gains on asset sales.

The 2008 guidance includes:

•	OG&E, $1.50 to $1.61 per share on net income of $140 million to $150 million.

•	Enogex, $0.95 to $1.08 per share on net income of $88 million to $101 million.

•	Holding company, a loss of $0.04 to $0.05 per share on a net loss of $4 million to $5 million.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2008 on Wednesday, May 7, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 765,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions (including the approval of regulatory filings related to the proposed acquisition of the Redbud power plant) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under SFAS No. 71; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; the impact of the proposed initial public offering of limited partner interests of OGE Enogex Partners L.P.; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2007.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.